PRESS RELEASE

WVT Announces New Director

(Warwick, NY, November 6, 2007) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that the election of Mr. Douglas B. Benedict as a new Director of the Board to fill the seat that became vacant through the previously announced resignation of Joseph J. Morrow effective November 5, 2007. His term will last until the upcoming 2008 Annual Meeting of Shareholders and until his successor has been elected and qualified.

Mr. Benedict, 43, is a Senior Vice President of Lockton Companies, the world’s largest privately owned, independent insurance broker specializing in insurance, risk management and employee benefits, a position he has held since 2006. From 2001 to 2005, Mr. Benedict was Senior Vice President of Business Development at Cendant Corporation. Prior to 2001 Mr. Benedict served as a Principal at Legg Mason Wood Walker, Inc., and as a Vice President at Salomon Smith Barney in New York and London, where his responsibilities included technology and telecommunication new business development. Mr. Benedict has over 15 years experience in business development. Mr. Benedict holds an M.B.A. from Amos Tuck School of Business Administration and an A.B. in Economics from Harvard University.

Contact:	Warwick Valley Telephone Company Duane W. Albro President & CEO (845) 986-2100